Exhibit 10.01

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into this 23 day of October, 2012 between MacroSolve Inc., an Oklahoma corporation (hereinafter "MacroSolve"), and Kendall Carpenter of Tulsa, Oklahoma (hereinafter "Employee").

WHEREAS, MacroSolve desires to employ Employee as its Executive Vice President, Secretary and CFO and Employee desires to be so employed by MacroSolve upon mutually acceptable terms.

IT IS THEREFORE AGREED that MacroSolve shall employ Employee, and Employee agrees to be employed by MacroSolve upon the following terms and conditions and effective October 1, 2012 (the "Effective Date"):

1.  Employee's Obligations:  Employee shall serve as the Executive Vice President, Secretary and CFO of MacroSolve beginning on the Effective Date.    Employee's services shall be performed under the supervision and direction of the Chairman of MacroSolve.

Throughout the term of this contract, Employee agrees to devote such time and effort toward the accomplishment of the goals of MacroSolve as may be necessary for their attainment.  For purposes of this agreement, the Employee is deemed a full time employee. All services performed by Employee shall be done in a professional manner, consistent with Employee's skill, expertise and the standards of good business practice.

During the term of this Agreement, Employee shall conscientiously perform the duties designated herein, and Employee may not undertake any other employment for compensation during the term of this Agreement without the prior consent of MacroSolve's Board of Directors.

2.  MacroSolve's Obligations:  In addition to the specific obligations as otherwise explicitly or implicitly contained herein, MacroSolve shall provide Employee with such materials and supplies, and other support or assistance necessary for Employee to provide the services required pursuant to this Agreement.  MacroSolve's Chairman shall provide to Employee such input and assistance as it deems helpful to guide and direct Employee in providing the services required pursuant to this Agreement

3.  Compensation:  MacroSolve agrees to pay Employee a base annual salary of $150,000 at a rate of  $12,500 per month through December 31, 2012. The minimum monthly cash salary commencing January 1, 2013 shall be $8,000. The difference between the base salary and the cash salary (deferred salary) shall be covered by Promissory Notes in the form appended hereto. MacroSolve’s Board of Directors shall review the Promissory Notes at the end of each calendar quarter and make payments as needed to reduce the outstanding balance including accrued interest which it deems to be within the capacity of MacroSolve to make without risking the financial stability of MacroSolve. MacroSolve’s Board will make commercially reasonable best  efforts to reduce the outstanding balance on all such Promissory Notes as rapidly as possible, consistent with sound fiscal management of MacroSolve’s cash resources. Additionally, MacroSolve’s Board of Directors shall review Employee’s base salary annually and increase the compensation commensurate with any change in job functions or responsibilities. Additional compensation in the form of management bonuses, incentives or stock awards may be offered at the Board’s discretion or according to approved plans.

4.  Benefits:  Employee's benefits will include family medical and dental coverage substantially the same as MacroSolve’s 2012 plans with Employee’s share of the premium not to exceed $500 per month. MacroSolve will provide life insurance; long-term disability insurance and health reimbursement benefit substantially the same as the 2012 plans at no cost to the Employee. Employee shall have vacation, sick leave and holiday benefits equal to those offered to officers in 2012.

5.  Term and Termination:  MacroSolve may terminate this Agreement at any time upon ninety (90) days written notice to the other party.  This is an "at will" employment contract.  MacroSolve will use best efforts to prevent forfeiture of any of Employee’s equity instruments, including but not limited to options, restricted stock and restricted stock awards.

6.  Additional Agreements:  MacroSolve and Employee mutually agree:

(a)  That deductions authorized by law or policy shall be made by MacroSolve from monthly installments of the employee compensation due the Employee as set forth herein.
(b)  Notwithstanding any specification or reference herein, in her management of MacroSolve, Employee shall follow and be subject to all applicable laws of the federal and state governments, and any and all duly adopted policies, rules and regulations of MacroSolve.

7.  Miscellaneous Provisions:

Assignment:  Neither party shall have the right to assign its duties and rights under this Agreement without the express, prior, written consent of the other party.

Non-Waiver:  The failure of either party to enforce, at any time, or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party to enforce each and every provision of the Agreement in the future.

Severability:  If any of the provisions of this Agreement shall be or become invalid or illegal under any provision of applicable law, the remainder of this Agreement shall not be affected.

Information:  The parties hereto agree that each has received such information about the other and has received such counseling, advice and assistance as they deem necessary or appropriate for entering into this Agreement.

9.  Governing Law:  This Agreement shall be governed by the laws of the State of Oklahoma, and should any dispute arise with regard to the terms hereof, the sole venue for such dispute shall be the District Court of Tulsa County, State of Oklahoma.

10.  Entire Agreement:  This Agreement constitutes the entire agreement between the parties hereto the terms hereof may not be modified or amended except in writing in a document signed by the party against whom any such modification or amendment is asserted.

11.  Notices:  All communications required or permitted under this Agreement shall be in writing, addressed as follows:

If to MacroSolve:	If to Employee:
MacroSolve, Inc.	Kendall Carpenter
1717 South Boulder, Suite 700	10514 S Erie Ave
Tulsa, Oklahoma 74119	Tulsa OK 74137
Attention: Chairman

THIS AGREEMENT shall be binding upon and inure to the benefit of the successors and assigns of the parties.

Dated the 23 day of October, 2012.

	MacroSolve Inc.	Employee:

By:	/s/ James C. McGill	/s/ Kendall Carpenter
	James C. McGill	Kendall Carpenter
Chairman of the Board of Directors

PROMISSORY NOTE

$ 0.00	DATE

FOR VALUE RECEIVED, the undersigned, MACROSOLVE, INC., an Oklahoma corporation (the "Maker"), promises to pay to Kendall  Carpenter, (the “Payee”), at Tulsa, Oklahoma, or at such other place as the legal holder hereof may designate in writing, the principal sum of $_______, with interest thereon from the date hereof at the Applicable Rate (as hereinafter defined). Interest shall be paid monthly and all principal and accrued interest shall be due and payable on __________ or at termination of Payee’s employment, whichever is earlier.  The "Applicable Rate," means Six Percent (6%) per annum.

The Maker may voluntarily prepay in cash all or a portion of the principal indebtedness and accrued interest hereunder, at any time, without premium or penalty.

All sums not paid when due hereunder shall bear interest from the due date until paid at 18% per annum.

If all or any portion of the indebtedness hereby evidenced is not paid when due, or in the event of the dissolution, insolvency, bankruptcy or receivership of the Maker, the holder may, without further notice or demand, declare this indebtedness to be immediately due and payable in cash.

The Maker agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the holder's rights hereunder or under any instruments securing payment of this Note, the Maker will pay to the holder its reasonable attorneys’ fees and all court costs and other expenses incurred in connection therewith.

The makers, endorsers, sureties, guarantors and all other persons who may become liable for all or any part of this obligation severally waive presentment for payment, protest and notice of nonpayment.  Said parties consent to any extension of time (whether one or more) of payment hereof, release of all or any part of the security for the payment hereof and the release of any party liable for payment of this obligation.  Any such extension of time or release may be made at any time and from time to time without notice to any such party and without discharging said party's liability hereunder.

This Note is to be construed according to the laws of the State of Oklahoma.

MACROSOLVE, INC.

By:
James C McGill, Chairman

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